FOR IMMEDIATE RELEASE:

For Additional Information:
United Financial Mortgage Corp.
600 Enterprise Dr., Suite 206
Oak Brook, IL 60523
(630) 571-7222
(630) 571-2623 fax
Contact: Steve Khoshabe
         Chief Financial Officer
         www.ufmc.com
         sk@ufmc.com

Coffin Communications Group
15300 Ventura Boulevard, Suite 303
Sherman Oaks, CA 91403
(818) 789-0100
(818) 789-1152 fax
Contact:  William F. Coffin, CEO
          Mark Daugherty, Account Executive

For Immediate Release

         United Financial Mortgage Corp. Receives Ginnie MAE Approval


Oak Brook, IL - August 26, 1999 - United Financial Mortgage Corp.(CHX:UFM), a leading mortgage banker, today announced that it has received approval from the Government National Mortgage Association("Ginnie Mae") to offer the
Ginnie Mae I and Ginnie Mae II single family mortgage-backed securities programs. As a Ginnie Mae-approved mortgage-backed securities issuer, United Financial Mortgage Corp will have a role in fulfilling the Ginnie Mae's charter to provide liquidity to the secondary mortgage market by attracting funds from the capital markets to the residential mortgage market.

Joseph Khoshabe, United Financial Mortgage's CEO and President, stated, "I am pleased to be able to report approval from Ginnie Mae, which enhances our customer service capabilities and bolsters our competitive position. United Financial Mortgage Corp. is now a fully approved mortgage banker with Ginnie Mae, Fannie Mae, Freddie Mac, the VA and the FHA, giving us 'one-stop shop' competitive advantages. With access to an effecient market for securitization of the most popular forms of mortgage loans, we can offer our customers the fullest and most timely information available to guide their financing activities, as well as flexible loan structuring and quick, responsive approval channels."

About Ginnie Mae

Ginnie Mae is a United States government-owned corporation within the Department of Housing and Urban Development (HUD). Its mission is to support expanded affordable housing in America by providing an effecient government-guaranteed secondary market vehicle linking the capital markets with Federal housing markets.

About United Financial Mortgage Corp.

United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating both retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, IL and has regional offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply on-line for a mortgage.